Shareholder Meetings

A Special Meeting of Shareholders of the Fund was held on August 22, 2006 for shareholders of record as of May 25, 2006, to approve a new Investment Advisory Agreement and new Sub-Advisory Agreement for each of the following Portfolios. The votes regarding the approval of the new agreements were as follows:

Approve the new Investment Advisory Agreement:

						For		Against	Abstain
Money Market			785,460,111      2,001,382   4,110,681

U.S. Treasury			279,277,651 	 715,484 	    -

Municipal Money Market (1)	166,151,513      4,108,559     918,584

New Jersey Municipal Money
Market				141,106,557 	   1,848 	  35,477

North Carolina Municipal
Money Market			 54,644,205 	 534,638 	    -

Ohio Municipal Money
Market				 88,297,973 	    -      1,091,410

Pennsylvania Municipal
Money Market			496,176,438 	 177,919      21,058

Virginia Municipal Money
Market				 19,105,058 	    -    	    -


Approve the new Sub-Advisory Agreement:

						For		Against	Abstain
Money Market			   785,858,478   1,935,508   3,778,188

U.S. Treasury			   279,277,672 	 715,463 	    -

Municipal Money Market (1)	   165,772,699   3,973,149   1,432,809

New Jersey Municipal Money
Market				   141,085,306      23,099      35,477

North Carolina Municipal
Money Market			    55,178,843 	    -   	    -

Ohio Municipal Money
Market				    88,297,973 	    -      1,091,410

Pennsylvania Municipal
Money Market			   496,176,438     177,919      21,058

Virginia Municipal Money
Market				    19,105,058 	    -   	     -



1 - The Special Meeting of Shareholders was adjourned until September 15, 2006